EXHIBIT 10.22

BASED SALARIES OF NAMED EXECUTIVE OFFICERS

Executive Officer	2009 Base Salaries*
Robert L. Long Chief Executive Officer	$1,200,000
Gregory L. Cauthen Senior Vice President and Chief Financial Officer	$ 535,000
Steven L. Newman President and Chief Operating Officer	$ 600,000
Eric B. Brown Senior Vice President and General Counsel	$ 450,000

*Unchanged from 2008.